Exhibit 10.7

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (“Agreement”) is being entered into as of this 29th day of August, 2012, by and among HARBOR RETIREMENT ASSOCIATES, LLC, a Florida limited liability company (“Harbor”), and CHT HARBORCHASE ASSISTED LIVING OWNER, LLC, a Delaware limited liability company (“Owner”).

RECITALS:

WHEREAS, Owner is the owner of certain property located in The Villages, Sumter County, Florida and is developing, designing, constructing, furnishing and equipping thereon a new assisted living facility containing 30 dementia care units and 66 assisted living units (with a pro forma capacity of 112 residents), with related amenities, to be known as HarborChase of Villages Crossing (the “Project”); and

WHEREAS, Owner desires to appoint and retain Harbor to perform certain services in connection with the development, design, construction, furnishing and equipping of the Project, in accordance with the terms and provisions of this Agreement set forth below; and

WHEREAS, the Project will be managed for Owner by Harbor’s affiliate, Harbor Villages Management, LLC (“Manager”) pursuant to a Management Agreement to be entered into between Owner and Manager or its wholly-owned affiliate (the “Management Agreement”), in a form acceptable to Harbor and Owner; and

WHEREAS, the parties hereto intend to set forth their understanding of the development of the Project and their respective rights and obligations in connection therewith.

NOW, THEREFORE, for the mutual covenants and considerations herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound agree as follows:

1. Definitions. As used herein, the following terms shall have the meanings set forth below.

(a) “Audio/Video Systems” shall mean general audio and video systems (audio/video) for the public areas of the Project, entertainment audio/video systems for common areas and units, and master antenna television distribution system for function spaces.

(b) “Change Order” shall mean a written request by Harbor, a Project Consultant or the General Contractor which authorizes or requests a deletion or addition to the contractual obligations of a Project Consultant or changes, increases or reduces the scope of work, schedule, or price under one of the Contract Documents.

(c) “Contract Documents” shall mean the Project Budget, Project Schedule, Project Drawings, construction and other contracts and agreements entered into by Harbor (or its affiliates) or at Harbor’s request, by Owner, in connection with the development and construction of the Project Development, as from time to time amended, including, but not limited to, the contract to be entered into with the General Contractor, contracts with Project Consultants for the Project Development, and the Contracts, including any general and special conditions and all schedules and exhibits thereto.

(d) “Construction Loan” shall mean that certain loan dated August 29, 2012 from Synovus Bank in the maximum principal amount of $17,328,027 for the development of the property and construction of improvements thereon.

(e) “Cost Savings” shall have the meaning set forth in Section 7.

(f) “Contracts” shall mean equipment leases relating to telephone switches and voice mail and other equipment leases related to the Project and which are to survive the Closing.

(g) “Decorative Items” shall mean, by way of example, but not limitation, artifacts, artwork, banquettes, carpeting, curtains, decorative lighting fixtures, draperies, etched glass, furniture, graphics, interior landscaping, televisions, wall coverings and window treatments.

(h) “Developer Holdback Account” shall mean an escrow account established with a title company or party mutually acceptable to the parties into which thirty percent (30%) of the Development Fee shall be paid, pursuant to Exhibit 6 and Harbor’s share of Cost Savings shall be deposited pursuant to Paragraph 7.

(i) “Food Equipment” shall mean all food preparation, cooking and holding equipment; exhaust hoods and hood fire protection systems; general storage layout; refrigerators and freezers (including coils, condensers and compressors); ice-making, beverage dispensing and other food and beverage equipment; dishwashing equipment (except any glass washer included in Housekeeping Equipment); and all other similar items required for a complete food and beverage service of the Project.

(j) “Force Majeure Event” shall mean any failure or delay in performance caused by any strikes, lock-outs, labor disputes, fires, acts of God or public enemy, extreme weather, including but not limited to, hail, wind, hurricanes, tornadoes and flooding or restrictions or prohibitions by any Governmental Authority.

(k) “General Contractor” shall mean Proctor Construction Company, the general contractor retained by Owner for the construction of the Project pursuant to a Standard Form of Agreement between Owner and General Contractor dated                         . Other general contractors for the Project, if any, shall be retained pursuant to Section 4(d).

(l) “Governmental Authority” shall mean any board, bureau, commission, department or body of any municipal, county, state or federal governmental or quasi-governmental unit, or any subdivision thereof, having or acquiring jurisdiction over the Project Development or any portion thereof or the management, operation, use or improvement thereof.

(m) “Harbor” shall mean Harbor Retirement Associates, LLC, a Florida limited liability company.

(n) “Housekeeping Equipment” shall mean stationary equipment items (including glass washer) to be used by Project employees for cleaning the Project on a regular basis.

(o) “Laundry Equipment” shall mean valet laundry with limited capacity, which includes: washers, dryers, shirt pressers and linen carts.

(p) “Management Agreement” shall mean that certain agreement between Owner and Manager for the management and operation of the Project.

(q) “Manager” shall mean Harbor or its wholly-owned affiliate which will manage and operate the Project as described above.

(r) “Material Changes” shall have the meaning ascribed to such term in Section 4(u).

(s) “Opening Date” shall mean, with respect to the Project, the date as of which: (i) a Certificate of Substantial Completion has been issued for the Project and there has been a final inspection of the Project (as provided for in Section 4(q) below), subject only to minor punch list items which Harbor shall cause to be corrected or completed after such date; (ii) a certificate of occupancy has been issued for the Project by the appropriate Governmental Authority(iii) the Project is fully furnished in accordance with this Agreement; and (iv) the Project is fully licensed and open for business to the public as an assisted living facility in the State of Florida. As of the date of this Agreement, the projected Opening Date is November 1, 2013.

(t) “Owner Change Order(s)” shall mean any change(s) to the Scope of Work requested by Owner pursuant to Section 5(a)(ix) below.

(u) “Permits and Approvals” shall have the meaning set forth in Section 4(a).

(v) “Pre-Opening Activities” shall mean those services performed or caused to be performed by Manager in connection with preparations to prepare the Project for opening, which are described more fully in Section 4(w).

(w) “Project Budget” shall mean the budget for all costs and expenses that have been, or are expected to be, incurred by Harbor and Owner in connection with the construction, development and opening of the Project, as provided by and as may be modified from time to time in compliance with this Agreement. The Project Budget approved by Harbor and Owner is attached hereto as Exhibit 1.

(x) “Project Consultants” shall mean the third party consultants, contractors and service providers for the Project, including the General Contractor, which have been or shall be engaged pursuant to Section 4(d). All Project Consultants listed on Exhibit 3 are hereby approved by Owner. Any future Project Consultant retained by Harbor shall be approved by Owner in accordance with Section 4(d).

(y) “Project Development” shall mean the construction and development of the Project contemplated herein, which shall include all planning, permitting, design, construction,

furnishing and equipping associated therewith. The Project Development shall also include all work required to: (x) coordinate the development and construction of the Project with (1) all Governmental Authorities and other persons or entities with authority, or approval rights, over all or part of the Project, and (2) all Project Consultants; and (y) obtain all Permits and Approvals.

(z) “Project Drawings” shall mean the construction drawings and specifications for the Project (including, without limitation, conceptual or schematic documents, interior design drawings and specifications), which shall be prepared, and may be modified from time to time, in compliance with the provisions hereof. As used herein, the term “initial Project Drawings” shall mean the initial Project Drawings for the Project, identified on Exhibit 2.

(aa) “Project Schedule” shall mean the schedule for completion of the Project and all components thereof as may be modified from time to time, in compliance with the provisions hereof. As used herein the term “initial Project Schedule” shall mean the Project Schedule identified on Exhibit 5, which is hereby approved by Harbor and Owner. If a Force Majeure Event occurs or an Owner Change Order results in a delay, then the completion date for the Project, as provided for in the Project Schedule, shall be extended, as applicable, by a commercially reasonable amount of time based on the Owner Change Order or one day for each day commencing with the start of the cause or circumstance giving rise to the Force Majeure Event and ending as soon as possible after that cause or circumstance has ceased to have effect.

(bb) “Project Systems” shall mean management systems, including front office, back office and accounting management systems; the Manager’s automated payroll system; point-of-sale systems, including food, beverage and retail functions; and word processing and personal computer applications.

(cc) “Punchlist Items” shall mean all items at variance in any material respect with the Contract Documents or any defects in construction or installation upon Substantial Completion.

(dd) “Scope of Work” shall mean all necessary or required efforts to complete the Project Development in accordance with the Contract Documents, including without limitation the Project Drawings, and shall include procuring and installing all FF&E and Inventories (as defined in the Management Agreement), Trade Equipment, Audio/Visual Systems, Telecommunication Systems and Security Systems appropriate and necessary to operate the Project as an assisted living Project with related amenities and the Pre-Opening Activities described in Section 4(w).

(ee) “Security Systems” shall mean closed circuit television camera monitoring system, two-way radio system, and other special security systems required for the Project.

(ff) “Telecommunication Systems” shall mean the telephone equipment for the Project, including a private branch exchange system (“PBX”), if any, call accounting and pocket paging system.

(gg) “Trade Equipment” shall mean Food Equipment, Laundry Equipment and Housekeeping Equipment.

2. Scope of Work.

(a) Standard of Conduct. The Project Development shall be undertaken and the Scope of Work completed pursuant to the provisions hereof and the parties hereto shall perform and fully discharge all of their duties, responsibilities and obligations set forth herein diligently, promptly, in good faith and in full compliance with the provisions hereof, in a manner consistent with that degree of care and skill ordinarily exercised by developers of commercial projects similar in size and nature to the Project Development.

(b) Project Drawings. Harbor and Owner hereby approve the initial Project Drawings for the Project Development identified on Exhibit 2 of this Agreement.

3. Management of Project.

(a) General. The parties agree that Harbor and Owner shall have the right, responsibility, power and authority to cause the completion of the Project Development, subject to the provisions hereof.

(b) Cooperation. Harbor and Owner shall cooperate with each other with the goal of completing the Project Development: (i) pursuant to the provisions hereof; and (ii) in accordance with the Contract Documents.

4. Rights and Obligations of Harbor. Harbor shall have the responsibility for causing completion of the Project Development pursuant to the provisions hereof, subject to Owner’s rights as set forth in this Agreement, and Harbor shall fully perform and discharge all of the duties, responsibilities and obligations required to complete the Project Development in accordance with the Contract Documents. Harbor’s responsibilities shall include the following:

(a) Permits and Approvals. Except as otherwise provided in this Agreement, Harbor shall be required to submit, process and prepare all applications, plans, specifications, permits and approvals, and related information and documents as may be required by any and all Governmental Authorities having jurisdiction over the Project Development and the performance of Harbor’s obligations under this Agreement (together, the “Permits and Approvals”). In furtherance of this provision, no later than thirty (30) days after the date of this Agreement, Harbor will deliver to Owner an inventory of the Permits and Approvals, a schedule of when the Permits and Approvals are anticipated to be obtained (to the extent not already issued), and copies of any existing Permits and Approvals (together, the “Permit Schedule”). The Permit Schedule shall be updated monthly by Harbor on the last Friday of each month during the term of this Agreement, until such time as all the Permits and Approvals required for the Project Development have been obtained and copies of the same have been delivered to Owner. Harbor shall be responsible for overseeing the implementation and performance of its obligations hereunder in compliance with the Permits and Approvals. In addition, to the extent required by applicable law, or permissible under applicable law, Harbor shall be obligated to assign and transfer the Permits and Approvals to Owner, in whole or in part as applicable, to the extent the same relate to or affect Owner’s ownership, use or occupancy of the Facility.

(b) Lien Law. From draws on the Construction Loan, make all payments required to all third parties in conformity with the requirements of the Construction Lien Law of Florida, so that the Project remains free of mechanics liens or any similar claim arising in equity.

(c) Sales Tax. From draws on the construction loan on the Project, comply (or cause compliance) with the Florida Sales and Use Tax law as it may apply to any and all of its respective obligations hereunder, and to the supplies, materials and equipment purchased or leased in connection therewith.

(d) Project Consultants. Engage, as agent for Owner, and supervise and coordinate all Project Consultants as necessary to complete the Project Development pursuant to the provisions hereof. A list of the Project Consultants currently under contract with Harbor is attached hereto as Exhibit 3. Additional Project Consultants, including any replacements, shall be selected and engaged by Harbor; provided that Owner shall have given prior, written approval of the retention of all additional or replacement Project Consultants and the terms of their engagement (including the material provisions of their contracts). Owner’s approval of any additional or replacement Project Consultants shall not be unreasonably withheld. If Owner refuses to approve a proposed additional or replacement Project Consultant, it must provide Harbor with documentation sufficient to demonstrate the reasons for its disapproval. If such approval or disapproval is not given by Owner in writing within seven (7) business days after the date Harbor provides written request for same from Owner, the replacement Project Consultant shall be deemed approved, unless Owner informs Harbor prior to the lapse of that time, that additional time is needed to make a determination. In the event that additional time is required, any decision must be made without unnecessary delay, and in any case, within ten (10) business days of the original, written Harbor request for approval. In the event that the parties agree in writing that either Harbor or Owner should undertake the scope of work of a Project Consultant, then Harbor or Owner, as the case may be, shall be compensated for any Project Consultant services supplied based on the amounts contained in the Project Budget for that particular scope of services.

(e) Supervision. Supervise completion of the Project Development and the work of the Project Consultants and administer the Contract Documents, to maintain compliance with the Scope of Work, the Project Drawings, the Project Budget and the Project Schedule. Harbor shall supervise the General Contractor and use commercially reasonable efforts to ensure that the work of the General Contractor and all trade contractors conforms to the requirements of the Contract Documents, as determined in accordance with usual and customary construction practices, and Harbor shall use commercially reasonable efforts to ensure that corrections to any work that is deficient or out of compliance with the Contract Documents is timely made by or on behalf of the General Contractor in a manner so as to not affect the efficient progress of the work.

(f) Project Schedule. Establish, manage and periodically update the Project Schedule to reflect approved revisions and communicate such revisions to Owner.

(g) Project Drawings. Cause the preparation of any necessary revisions to the Project Drawings and deliver such revisions to Owner for its review and approval to the extent required by Section 4(u) of this Agreement.

(h) Project Budget. Manage the Project Budget in accordance with the terms of this Agreement.

(i) Reports. Make available to Owner (and its representatives) upon request all material non-proprietary reports and other material information relating to the progress of the Project Development and/or provided by the General Contractor, the Project’s architect (the “Architect”) and other Project Consultants (the “Project Development Reports”). Owner (and its representatives), at its expense, shall be entitled to make copies of any or all Project Development Reports. Provide Owner with an accrual-basis balance sheet/trial balance within five (5) days following the end of each calendar month. Provide Owner with weekly check registers for the months of January, April, July and October within thirty (30) days following the end of each applicable calendar quarter.

(j) Delivery of Review Material. Promptly deliver, or cause the applicable Project Consultant to promptly deliver, all documents and information that Owner is obligated to review pursuant to the provisions hereof, or that Owner has the right to review pursuant to the provisions hereof and requests in writing from Harbor.

(k) Books and Records. Maintain the books and records of the Project Development including originals and copies of all contracts, Change Orders, drawings, plans, specifications, and the like (collectively, the “Project Development Documents”), and at Owner’s request, make the same available to Owner at all reasonable times. To the extent applicable, the accounting records constituting a part of the Project Development Documents shall be maintained in a professional and businesslike manner, in accordance with customary development practices. In addition, at Owner’s request, Harbor shall cause the General Contractor to make the shop drawings and product data available to Owner at all reasonable times.

(l) Project Status. At all times keep Owner reasonably informed about the status of the Project, including those changes that do not require Owner’s approval pursuant to Section 4(u) hereof, and at least once per calendar month submit or cause the General Contractor to submit a written report to Owner describing the status of the Project Development in a form substantially similar to Exhibit 4, attached hereto.

(m) Performance. Endeavor to obtain satisfactory performance from the General Contractor and each of the subcontractors, materials suppliers and laborers as well as the Project Consultants employed in the performance and satisfaction of the Project Development and, in the event of unsatisfactory performance, implement courses of action for administering and curing such deficiencies. Harbor shall determine whether or not the work of the General Contractor and each of the subcontractors is being performed substantially in accordance with the requirements of the Contract Documents, endeavoring to prevent or minimize defects and deficiencies in the work.

(n) Submission of Changes. Submit in writing to Owner for its prior review and approval Material Changes as described in Section 4(u).

(o) Review of Proposals. Review and approve or disapprove within seven (7) business days from receipt of Owner’s written proposal any proposed changes suggested by Owner, pursuant to Section 5(a)(viii), unless Harbor informs Owner prior to the lapse of that time, that additional time is needed to make such determination. In the event additional time is required, any decision must be made without unnecessary delay, and in any case, within ten (10) business days of the original, written Owner proposal. If Harbor does not provide Owner with its approval, disapproval or request for additional time within the time period provided, then such proposed change shall be deemed accepted and approved.

(p) On-site Representative. Provide to the Owner on site’s visiting representative, at Owner’s expense, reasonably adequate space together with reasonable access to a telephone, fax machine, data line, copier and other customary support facilities at the Project Development to assist Owner in exercising its rights and obligations under this Agreement.

(q) Substantial Completion. Coordinate with the Architect the issuance of a Certificate of Substantial Completion (as contemplated under AIA Form B141) for the Project Development and supervise and conduct with the Architect and General Contractor a final inspection of the Project Development in the presence of Owner. Following such final inspection, Harbor shall prepare, in concert with the Architect and General Contractor, a final report describing the Punchlist Items and, after approval thereof by Owner (which approval shall not be unreasonably withheld or delayed), supervise the General Contractor and/or subcontractors, as appropriate, in the satisfaction of the Punchlist Items in accordance with the terms of this Agreement.

(r) Quality Materials. Ensure that all Contract Documents require that all materials and equipment installed during Project Development will be new unless otherwise specified, and use commercially reasonable efforts to ensure that all work performed in connection with the Project Development will be of good quality, free from defects and substantially in accordance with the requirements of the Contract Documents. All work not substantially conforming to the requirements of the Contract Documents shall be considered defective. Prompt notice of all defects shall be given to Owner by Harbor.

(s) Insurance. Throughout the term of this Agreement, Harbor shall provide and maintain, or cause the General Contractor or any subcontractors to provide and maintain, at no cost to Owner except as included in the Project Budget, the following insurance:

(i) All risk builder’s risk insurance policy for the Project Development including performing services with respect to the Project to maintain insurance coverage, at such party’s expense, consistent with Owner’s requirements as set forth on Exhibit 7. If Harbor for any reason fails to obtain and/or maintain in force any of the insurance required, then Harbor shall and Harbor does hereby agree to, indemnify Owner against, and hold, save, and defend Owner harmless from, any and all claims, demands, actions, causes of actions, suits, liabilities, damages, losses, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and court costs incurred in enforcing this indemnity and otherwise) which Owner may suffer or incur, or which may be asserted against Owner, because of Harbor’s failure to obtain or maintain such insurance.

(ii) Waiver of Subrogation for Builder’s Risk Insurance. Owner and Harbor waive all rights against each other and any of their respective agents, employees and independent contractors, and the agents and employees of such independent contractors, for damages caused by fire or other causes of loss to the extent required to be covered by Builders Risk Insurance required to be obtained by Harbor or to the extent covered by other property insurance applicable to the Project, except such rights as they have to proceeds of such insurance held by the Owner as fiduciary. Owner or Harbor, as appropriate shall require of their agents and independent contractors, if any, by appropriate agreements, written where legally required for the validity, similar waivers each in favor of other parties enumerated herein. The Builder’s Risk Policy shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

(t) General Rights. Harbor shall have the right, power and authority to perform all actions that Harbor deems necessary or desirable in order to complete the Project Development and to fulfill its obligations hereunder under this Agreement, subject to and in accordance with Owner’s rights under this Agreement.

(u) Changes to Project Drawings and the Contract Documents. Harbor shall provide prior written notification to Owner of any change to the Contract Documents. In addition, Harbor shall obtain the prior written approval of Owner before making any change to the Contract Documents or approving any Change Order that will: (i) change the design intent of the Project Drawings; (ii) materially modify the term, scope or price of any of the Contract Documents; or (iii) increase or decrease the Project Budget by more than twenty-five thousand dollars ($25,000) per individual change or one hundred twenty-five thousand dollars ($125,000) in the aggregate. The foregoing changes described in this Section 4(u) shall be referred to collectively as “Material Changes.” If, in Harbor’s reasonable business judgment, a Material Change must be undertaken without first receiving Owner’s prior written approval because (a) such Material Change is necessitated by any immediate life, health or safety issue, or (b) to await written approval of the Material Change would result in delay to the Project Schedule and such delay would result in an extraordinary expense, then Harbor must inform Owner of such event before proceeding and, thereafter, immediately seek Owner’s written approval. Owner shall grant its approval if, in its reasonable business judgment, it determines that Harbor acted reasonably in making its determination to proceed without first obtaining Owner’s prior written approval. Owner shall be deemed to have approved any Material Change if it has not given written notice to Harbor of its disapproval within seven (7) business days after the date on which Harbor submits such Material Change to Owner, together with such supporting documentation as Owner may reasonably request, unless Owner informs Harbor prior to the lapse of that time, that additional time is needed to make such determination. In the event additional time is required, any decision must be made without unnecessary delay, and in any case, within ten (10) business days of the original, written Harbor proposal.

(v) Loan Compliance. Harbor will make a good faith effort to provide Owner with assistance in providing commercially reasonable additional reports required by Lender or otherwise fulfilling commercially reasonable requests made by Lender of Owner.

(w) Pre-Opening Activities. Owner and Harbor recognize that certain activities must be undertaken in advance of the opening of the Project so that the Project can function in an appropriate and orderly manner on the Opening Date. These Pre-Opening Activities are included in the Project Budget. Accordingly, prior to the Opening Date, Harbor will, or will cause Manager to:

(i) Recruit, train and employ the staff required for the Project;

(ii) Negotiate concession contracts and leases for the Project, to the extent required;

(iii) Undertake pre-opening promotion and advertising, including opening celebrations and related activities;

(iv) Review and approve the conceptual design (architectural theme and building massing) and any changes thereto;

(v) Test and, if necessary, implement modifications of the operations of the Project;

(vi) For a period ending not later than sixty (60) days after the Opening Date, make provisions to provide a task force of personnel to supervise and assist the pre-opening and opening operations;

(vii) Apply for and obtain the initial licenses and permits required for the operation of the Project;

(viii) Equip the Project with the initial Inventories (as defined in the Management Agreement) required for the operation of the Project; and

(ix) In general, render such other miscellaneous services incidental to the preparation and organization of the Project’s operations as may be reasonably required for the Project to be adequately staffed and capable of operating on the Opening Date and during the year, including development and implementation of marketing and sales programs, accounting and budgeting controls and similar operation items, as contemplated by the Management Agreement to be performed during the Pre-Opening Services Period (as defined in the Management Agreement).

5. Rights and Obligations of Owner. Owner shall participate in the Project Development pursuant to the provisions hereof and subject to Harbor’s rights as set forth above. In fulfilling such obligations, Owner shall:

(a) (i) Assign and authorize a representative located on or near the Project to monitor the Project Development and act as the primary Owner liaison for Harbor with respect to the Project;

(ii) Review and approve the site plan for the Project, Permits and Approvals, and the Permit Schedule. Owner shall be entitled to participate in the permitting process and shall be entitled to attend (and shall be given reasonable notice of) all meetings with governmental or quasi-governmental authorities or agencies regarding the site plan and the Permits and Approvals or applications therefore;

(iii) Review and approve the programming of the Project Development and any changes thereto (e.g., the square foot program, market analysis, market position, Project Development phasing, unit mixes and Project amenities).

(iv) Review and approve residential floor plans, finishes, fixtures and appliances;

(v) Review and approve interior design and color board presentations;

(vi) Review and approve marketing strategies and model sales units;

(vii) Owner hereby acknowledges that it has approved all Project Consultants listed on Exhibit 3. Owner shall be entitled to review and approve all additional Project Consultants or replacement Project Consultants in accordance with Section 4(d) of this Agreement.

(viii) Suggest to Harbor for its approval or disapproval changes to the Scope of Work provided that, in Harbor’s reasonable discretion, such changes shall not compromise Project Schedule or increase the Project Budget. If the proposed changes do not compromise the Project Schedule or increase the Project Budget, then Harbor’s approval shall not be unreasonably withheld;

(ix) Review, and approve or disapprove Material Changes in a timely and reasonable manner as detailed in Section 4(u) hereof;

(x) Have the right during the actual construction of the Project to attend all progress meetings, any General Contractor draw request meetings and other significant meetings with Project Consultants or other third parties regarding the Project Development;

(xi) Review all Change Orders, material correspondence, applications for payment from Project Consultants and evidence of payment relating to the Project Development.

By its execution of this Agreement, Owner confirms that it has granted all approvals required of it pursuant to Sections 5(a)(ii)-(vii) above, and Owner ratifies Tim Smick’s execution, in Owner’s name and on its behalf, of the contract with the General Contractor for the construction of the Project;

(b) Harbor’s Role. Owner acknowledges and agrees that Harbor shall have the primary management obligations described in Section 4 above, and Owner shall cooperate with Harbor to ensure that Harbor is able to fulfill such obligations pursuant to the provisions hereof.

(c) Approval Rights. Owner shall have the right to approve all Material Changes pursuant to Section 4(u) of this Agreement. Any approval required by Owner pursuant to this Section 5(c) or Sections 5(a)(ii)-(viii) shall not be unreasonably withheld or delayed.

(d) Dispute Resolution. In the event that there is a dispute among the parties or if Owner disapproves any Material Changes, Harbor may either agree or disagree with such disapproval. In the event that Harbor disagrees with such disapproval by Owner, or if the parties are unable to resolve any other disputes, Harbor and Owner will work in good faith to resolve such dispute or disagreement; provided, however, that Harbor may proceed with such portion(s) of the Material Changes that Owner has not specifically disapproved. In addition, if Harbor and Owner are unable to resolve such dispute or disagreement after ten (10) business days of good faith discussions and the non-resolution of the matter of dispute or disagreement adversely impacts the Project Schedule or the Project Budget, Harbor and Owner shall submit the dispute or disagreement to a mediator for non-binding mediation, such mediator to be jointly selected by Harbor and Owner and the cost of such mediator equally shared between Harbor and Owner. If the non-resolution of the matter of dispute or disagreement does not adversely impact the Project Schedule or the Project Budget, the parties shall continue to negotiate in good faith until agreement is reached or until further delay will adversely impact the Project Schedule or the Project Budget. If such time arises when a further delay will adversely impact the Project Schedule or the Project Budget, the parties will submit the dispute or disagreement to a mediator as described in this Section 5(d) for binding mediation.

6. Payment of Construction-Related Expenses.

(a) Harbor Developer Fee. In consideration for the services provided pursuant to this Agreement, Owner will pay Harbor a development fee of Seven Hundred Fifty-Four Thousand Four Hundred Five and No/100 Dollars ($754,405.00), payable in accordance with the schedule attached hereto as Exhibit 6. All Development Fee payment requests shall be submitted to Owner for review and payment; provided that, to the extent to be paid pursuant to the Construction Loan, Owner will submit such requests to Lender within ten (10) days of receipt for payment (absent an Owner objection to the matters contained therein) for payment pursuant to the draw procedures established by the Construction Loan. For draw requests to be funded from Owner’s equity, all draw requests shall be submitted to Owner for review and, absent any Owner objection to the matters contained therein, shall be paid within ten (10) business days. If there are any disputed items within a draw request, all other items will be paid or forwarded to the Lender for payment, to the extent consistent with the draw requirements under the Construction Loan.

(b) Draw Requests. All draw requests for construction costs and draws on the operating loss reserve (to the extent required) shall be submitted to Owner for review and payment; provided that, to the extent to be paid pursuant to the Construction Loan, Owner will then submit such requests to lender within ten (10) business days of receipt for payment (absent an Owner objection to the matters contained therein) and be paid by Lender within five (5) business days of submission to Lender pursuant to the draw procedures established by the Construction Loan. For draw requests to be funded from Owner’s equity, all draw requests shall be submitted to Owner for review and, absent any Owner objection to the matters contained therein, shall be paid within ten (10) business days. If there are any disputed items within a draw request, all other items will be paid or forwarded to the Lender for payment, to the extent consistent with the draw requirements under the Construction Loan.

7. Cost Savings and Overruns. If the Project Development is completed (meaning that the Opening Date has occurred and Harbor has caused all Punch List Items to be completed to the reasonable satisfaction of Owner) for less than the total amount provided therefor in the Project Budget due to savings in the Total Construction Budget (“Cost Savings”), then any such Cost Savings will be allocated one-half (1/2) to Harbor and one-half (1/2) to Owner. That portion owing to Harbor shall be capped at two percent (2%) of the Total Construction Budget and paid by Owner to Harbor (as part of the Developer Holdback Account and to be disbursed under the conditions contained therein) promptly after a certificate of occupancy has been issued for the Project. If the Project Development is completed for more than the total amount provided therefor in the Project Budget, then any cost overruns shall be governed by the provisions of Section 12 below.

8. Term. The provisions of this Agreement, and the rights and obligations of Harbor and Owner hereunder, shall terminate upon the latest of: (a) the full and final payment of all Project Consultants pursuant to the provisions of the Contract Documents and the receipt of the final certificate of occupancy for the Project; (b) the completion of all Punchlist Items to the reasonable satisfaction of Owner; (c) the Project’s opening and commencement of operation for its intended use; and (d) the full and final payment of all amounts due pursuant to Sections 6 and 7 above.

9. Health, Safety and Protection. In the performance of its obligations hereunder, each party will comply with all applicable laws, ordinances, rules, regulations, standards, requirements and orders of any agency or organization having jurisdiction for the health, safety or well-being of persons or property or to protect them from damage, injury or loss during the construction of the Project. Each party will use commercially reasonable efforts to ensure that its contractors, agents, employees, consultants and other representatives erect and maintain, as required by the nature of the task, all necessary facilities and safeguards for the health, safety and protection to prevent damage, injury or loss during the construction of the Project.

10. Default. If any party hereunder shall fail to perform any of the material covenants and agreements contained herein and such condition or failure continues for a period of ten (10) days (or such additional period as may be reasonably required to effectuate a cure of the same) after written notice thereof from the other party hereto, the non-defaulting party may terminate this Agreement, in which event the prorated amount of the developer fees earned to date pursuant to Section 6 above by Harbor, if Harbor is the non-defaulting party, shall become immediately due and payable to Harbor, and shall be paid within ten (10) days of the defaulting party’s receipt of written notice of such termination.

If Owner is the non-defaulting party and elects to terminate this Agreement as set forth above, as an additional remedy, Owner shall have the right to terminate the Management Agreement without payment of any termination fee or other fees that accrue after the date of termination.

If Harbor is the non-defaulting party and elects to terminate this Agreement as set forth above, then Harbor shall be entitled to:

(a) Immediate release from any construction-related guaranty and indemnification by Owner from and against any and all claims thereunder arising from and after the date of termination;

(b) Payment of all monies held in the Developer Holdback Account;

(c) Payment of the balance of the portion of its Development Fee owed for work performed through termination;

(d) To terminate the Management Agreement; and

(e) To exercise any and all of its rights at law or in equity to recover additional damages against Owner.

Upon termination of this Agreement pursuant to this Section 10, except as set forth in the preceding paragraphs, neither party shall have any further liability or obligation to the other pursuant to this Agreement, except for provisions (if any) that survive termination.

If any lawsuit or other legal proceeding arises in connection with the enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the non-prevailing party the prevailing party’s costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, in preparation therefore and on appeal therefrom, which amounts shall be included in any judgment therein.

11. Notices. Notices to be given under the terms of this Agreement shall be in writing and delivered by hand, or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by a recognized, national overnight delivery service, or sent by e-mail with a follow up sent by one of the other methods provided for herein:

To Owner:

CHT Harborchase Assisted Living Owner, LLC

c/o CNL Healthcare Trust, Inc.

Attn: Holly Greer, SVP and General Counsel and

Joseph T. Johnson, SVP and Chief Financial Officer

450 South Orange Avenue

Orlando, FL 32801

E-mail: Holly.Greer@cnl.com

E-mail: Joseph.Johnson@cnl.com

with a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 450 S. Orange Avenue, Suite 800 Orlando, FL 32801 Attn: John D. Ruffier, Esquire E-mail: john.ruffier@lowndes-law.com

To Harbor:	Harbor Retirement Associates, LLC 1440 Highway AIA Vero Beach, Florida 32963 Attn: Tim Smick E-mail: tsmick@hraonline.net

with a copy to:	Foley & Lardner LLP 111 N. Orange Avenue, Suite 1800 Orlando, Florida 32801 Attn: Mike Okaty Esquire E-mail: mokaty@foley.com or at such other address as is from time to time designated by the party receiving the notice. A notice shall be deemed to have been given upon delivery, evidenced by appropriate signature, pursuant to the methods described above.

12. Cost Overruns. If the Project Development is completed for more than the total amount provided for in the Project Budget, then unless the increase resulted from an Owner Change Order or Force Majeure Event, such increase shall be the responsibility of and paid by Harbor.

13. Miscellaneous.

(a) This Agreement may be executed in a number of identical counterparts. If so executed, all counterparts shall, collectively, constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart, provided that photocopy or facsimile copies of the signatures of all parties are produced.

(b) The provisions of this Agreement shall not be modified, amended, waived, discharged or terminated except by a written document signed by all of the parties hereto.

(c) No party, except for such liability to each other and their respective affiliates as contemplated herein, shall be liable to any nonparty for any matters relating to the Project, including defective or delayed portions of the Project Development and construction means, methods or techniques, and all nonparties shall look solely to such rights under the Contract Documents, if any, and the warranties contained therein, for any matters or claims relating to the Project.

(d) This Agreement and its validity, interpretation and enforcement shall be governed by the laws of the State of Florida.

(e) The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties’ successors and permitted assigns.

(f) To the maximum extent permitted by applicable law, no shareholder, director, officer or employee of any party to this Agreement shall have any personal liability with respect to the liabilities or obligations of such party under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHT HARBORCHASE ASSISTED LIVING OWNER, LLC, a Delaware limited liability company

By:	/s/ Kevin Maddron
Name:	Kevin Maddron
Title:	Senior Vice President

HARBOR RETIREMENT ASSOCIATES, LLC, a Florida limited liability company

By:	/s/ Timothy S. Smick
Name:	Timothy S. Smick
Title:	CEO